Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 31, 2009 (except for Note 19 dated April 29, 2009), with respect to the consolidated financial statements of Xfone, Inc. and its subsidiaries as of and for the year ended December 31, 2008, in the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Xfone, Inc.

Further, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-158495 and No. 333-76566) of Xfone, Inc. of such Report, which appears in the Form 10-K.

Date: March __, 2010	By:	/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Denver, Colorado